UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 10, 2012

ADVANCED CELL TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (508) 756-1212

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 8.01 in this current report on Form 8-K is incorporated by reference into this Item 3.02. The New Shares (as defined below) that we agreed to issue to Black Mountain Equities, Inc. (“BME”) will be issued in reliance upon the exemption from registration set forth in Section 3(a)(10) of the Securities Act of 1933, as amended.

Item 8.01. Other Events.

On April 10, 2012, we entered into a settlement and release agreement (the “Settlement Agreement”) with BME. The Settlement Agreement relates to the lawsuit between the parties in the United States District Court for the Southern District of New York, Case No. 11 CIV 7305 regarding certain warrants issued to BME pursuant to a securities purchase agreement dated March 31, 2008.

Pursuant to the Settlement Agreement, and subject to Court approval, we have agreed, in exchange for dismissal of the pending lawsuit with prejudice and a mutual release of all claims, to issue to BME an additional 800,000 shares of our common stock (the “New Shares”) and consent to the delivery to BME of the previously issued 18,000,000 shares of our common stock (the “Escrow Shares” and together with the New Shares, the “Shares”) (or any proceeds received from the sale of any Escrow Shares) that were required to be placed in an escrow account pursuant to a preliminary injunction order dated November 9, 2011. The parties have agreed, in accordance with the terms of the Settlement Agreement, that the Shares are in consideration for any shares of common stock that were to be issued to BME under the securities purchase agreement and warrants, any claims by BME for damages and the reimbursement of attorneys fees and costs in connection with the dispute.

Pursuant to the Settlement, we have filed, along with BME, a joint application for a hearing to determine the fairness of the transactions contemplated by the Settlement Agreement. If the Court approves the Settlement Agreement, the New Shares and the Escrow Shares (or any proceeds therefrom) will be delivered to BME on the first business day immediately following such Court approval and the releases will become effective and the action will be dismissed with prejudice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2012	Advanced Cell Technology, Inc. By: /s/ Gary H. Rabin Gary H. Rabin Chief Financial Officer